Contact:  Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011

Aaron’s, Inc.
 Reports Record Fourth Quarter and Year End Results;
Same Store Revenues Up 6.2%;
 Diluted EPS Up 23% to $.38 for Quarter;
$1.44 for Year
Increases Guidance for 2011

ATLANTA, February 15, 2011 – Aaron’s, Inc. (NYSE: AAN), the nation’s leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced record results for the three months and year ended December 31, 2010.

For the fourth quarter of 2010, revenues increased 9% to $484.4 million compared to $446.3 million for the fourth quarter in 2009.  Net earnings increased 23% to $30.8 million versus $25.0 million last year.  Diluted earnings per share were $.38 compared to $.31 per share a year ago, also a 23% increase.

For the year ended December 31, 2010, revenues increased 7% to $1.877 billion compared to $1.753 billion for 2009.  Net earnings increased 5% to $118.4 million versus $112.6 million a year ago.  Diluted earnings per share were up 5% to $1.44 for 2010 compared to $1.37 in 2009.

“Our results for the fourth quarter exceeded our guidance, with better than expected same store revenue growth and profitability,” said Robert C. Loudermilk, Jr., President and Chief Executive Officer of Aaron’s.  “Although current business challenges and conditions affect us as they do other retailers, through the years the strength of the Aaron’s business model has been proven resilient and has delivered consistent and superior financial results.  Aaron’s provides desired and needed basic home furnishings, and our customers’ demand for these products continues to remain strong.”

Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) increased 6.2% during the fourth quarter of 2010 compared to the fourth quarter of 2009.  Same store revenues also increased 4.4% for Company-operated stores open for over two years at the end of December 2010.  The Company had 912,000 customers and its franchisees had 502,000 customers at the end of the year, a 10% increase in total customers over the number at the end of 2009 (customers of our franchisees, however, are not customers of Aaron’s, Inc).  The customer count on a same store basis for Company-operated stores was up 7.2% in the fourth quarter compared to the same quarter last year.

The Company began ceasing the operations of its Aaron’s Office Furniture division in June of 2010.  During the fourth quarter, the Company closed one additional Aaron’s Office Furniture store and currently has one store that is anticipated to remain open in 2011 to liquidate merchandise.  The fourth quarter 2010 financial results include pre-tax charges to operating expenses of $893,000 and the annual results include pre-tax operating expenses of $9.0 million, or $.07 per diluted share after tax, related to the closing of this division.

The Company reacquired 1,478,805 shares of Common Stock in 2010 including 1,000,000 shares during the fourth quarter, and has the Board of Director’s current authorization to purchase an additional 4,401,815 shares of Common Stock.

In the fourth quarter of 2010 the Company converted its non-voting Common Stock into voting Class A Common Stock on a one-for-one basis.  The conversion was approved by a majority of the holders of both the Company’s Common Stock and Class A Common Stock, each voting as a separate class.  As a result of the conversion, all shares of the Company's Common Stock were converted into shares of Class A Common Stock, and the Class A Common Stock was renamed as the Company’s “Common Stock.”

Division Results

Revenues in the Aaron’s Sales & Lease Ownership division increased in the fourth quarter to $481.7 million, a 9% increase over the $441.7 million in revenues in the fourth quarter of 2009.  For the year, sales and lease ownership revenues were $1.861 billion, a 7% increase over the $1.734 billion recorded last year.

The revenues of the Aaron’s Office Furniture stores were $1.6 million and $4.1 million in the fourth quarter of 2010 and 2009, respectively.  The Aaron’s Office Furniture division recorded a pre-tax loss of $495,000 in the fourth quarter of 2010 and a $1.3 million pre-tax loss in the fourth quarter of 2009.  For the year, revenues of the Aaron’s Office Furniture stores were $11.6 million compared to $16.5 million for the same period of 2009, and pre-tax losses were $11.6 million in 2010 versus $7.8 million in 2009.  Included in the 2010 and 2009 fourth quarter and year-to-date losses are the charges related to closing this division mentioned above.

Components of Revenue

Consolidated lease revenues and fees increased 9% for the fourth quarter and 7% for the year compared to the previous year.  In addition, franchise royalties and fees increased 10% in the fourth quarter and 12% for the year compared to the same periods last year.  Non-retail sales, which are primarily sales of lease merchandise to Aaron’s Sales & Lease Ownership franchisees, increased 11% for the quarter compared to the fourth quarter last year and 10% for the year. The increases in the Company’s franchise royalties and fees and non-retail sales are the result of an increase in revenues of the Company’s franchisees, who collectively had revenues of $215.5 million during the fourth quarter and $841.3 million for the year, 10% and 11% increases over the comparable respective 2009 periods.  Same store revenues and customer counts for franchised stores were up 4.2% and 7.3%, respectively, for the fourth quarter of 2010 compared to the fourth quarter of 2009.  Revenues of franchisees, however, are not revenues of Aaron’s, Inc.

The Company’s other revenues in the fourth quarter of 2010 and 2009 included $335,000 and $1.6 million of gains, respectively, from the sales of Company-operated stores.  Other revenues for the fiscal year included gains from the sales of stores of $1.9 million in 2010 and $7.8 million in 2009.

Store Count

During the fourth quarter of 2010 the Aaron’s Sales & Lease Ownership division opened 31 new Company-operated stores and 25 new franchised stores.  The Company also acquired the accounts of two independent operators and sold three Company-operated stores to two different franchisees.  In addition, during the quarter six Company-operated stores and one franchised sales and lease ownership store were closed, along with one Company-operated RIMCO store and one Aaron’s Office Furniture store.

For the 2010 year, the Company opened 91 new Company-operated stores and 72 new franchised stores.  The Aaron’s Sales & Lease Ownership total net store count increased 8% for the year.

During the fourth quarter and fiscal year of 2010 the Company awarded area development agreements to open 53 and 120 additional franchised stores, respectively. At the end of December 2010 there were area development agreements awarded to open 282 franchised stores that the Company expects will open over the next several years.

At December 31, 2010, the Aaron’s Sales & Lease Ownership division consisted of 1,138 Company-operated stores, 658 franchised stores, 11 Company-operated RIMCO stores, and six franchised RIMCO stores.  The Company also had one Aaron’s Office Furniture store.  The total number of stores open at the end of 2010 was 1,814.

First Quarter and Full Year 2011 Outlook

The Company has updated its guidance for 2011 and expects to achieve the following at this time:

-	First quarter revenues (excluding revenues of franchisees) of approximately $530 million.

-	First quarter diluted earnings per share in the range of $.48 to $.52 per share, assuming no significant store or asset sales.

-	Fiscal year 2011 revenues (excluding revenues of franchisees) of approximately $2 billion.

-	Fiscal year 2011 diluted earnings per share in the range of $1.61 to $1.77.

-
New store growth of approximately 5% to 9% over the store base at the end of 2010, for the most part an equal mix between Company-operated and franchised stores.  This will be a net store growth after any opportunistic merging or disposition of stores.

-	The Company will continue as warranted to consolidate or sell stores not meeting performance goals.

-
The Company also plans to continue to acquire franchised stores, convert independent operator’s stores to Aaron’s franchised stores, or sell Company-operated stores to franchisees as opportunities present themselves.

Conference Call

Aaron’s will hold a conference call to discuss its quarterly financial results on Tuesday, February 15, 2011, at 5:00 pm Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company’s website, www.aaronsinc.com, in the “Investor Relations” section.  The webcast will be archived for playback at that same site.

Aaron’s, Inc., based in Atlanta, currently has more than 1,820 Company-operated and franchised stores in 48 states and Canada.  The Company’s Woodhaven Furniture Industries division manufactured approximately $79 million, at cost, of furniture and bedding at 12 facilities in seven states in 2010.  The entire production of Woodhaven is for shipment to Aaron’s stores.

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron's, Inc.'s business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Statements in this release that are forward-looking include without limitation Aaron’s projected revenues, earnings and store openings for future periods.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues:
Lease Revenues and Fees	$349,559	$321,493	$1,402,053	$1,310,709
Retail Sales	7,778	9,183	40,556	43,394
Non-Retail Sales	108,332	97,697	362,273	327,999
Franchise Royalties and Fees	15,501	14,033	59,112	52,941
Other	3,259	3,862	12,853	17,744
Total	484,429	446,268	1,876,847	1,752,787
Costs and Expenses:
Retail Cost of Sales	3,985	5,228	23,013	25,730
Non-Retail Cost of Sales	99,189	89,416	330,918	299,727
Operating Expenses	206,239	196,106	824,929	771,634
Depreciation of Lease Merchandise	124,525	114,815	504,105	474,958
Interest	681	849	3,096	4,299
Total	434,619	406,414	1,686,061	1,576,348
Earnings from Continuing Operations Before Income Taxes	49,810	39,854	190,786	176,439
Income Taxes	19,023	14,817	72,410	63,561
Net Earnings from Continuing Operations	30,787	25,037	118,376	112,878
Earnings (Loss) from Discontinued Operations, Net of Income Taxes	-	27	-	(277)
Net Earnings	$30,787	$25,064	$118,376	$112,601

Earnings Per Share	$.38	$.31	$1.46	$1.39
Earnings Per Share Assuming Dilution	$.38	$.31	$1.44	$1.37
Weighted Average Shares Outstanding (1)	80,837	81,354	81,194	81,138
Weighted Average Shares Outstanding Assuming Dilution (1)	81,836	82,064	82,102	81,951

(1)	Shares have been adjusted for the effect of the 3-for-2 partial stock split distributed on April 15, 2010 and effective April 16, 2010.

Selected Balance Sheet Data
(In thousands)

(Unaudited and Preliminary)

	December 31,	December 31,
	2010	2009

Cash	$72,022	$109,685
Accounts Receivable, Net	69,662	66,095
Lease Merchandise, Net	814,484	682,402
Property, Plant and Equipment, Net	204,912	215,183
Other Assets, Net	347,415	248,091

Total Assets	1,508,495	1,321,456

Senior Notes	24,000	36,000
Total Liabilities	529,078	434,196
Shareholders’ Equity	$979,417	$887,260